Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-887-0800 x 2342

NEOPHARM ANNOUNCES APPOINTMENT OF GUILLERMO A. HERRERA,
PHARMACEUTICAL INDUSTRY EXECUTIVE, AS PRESIDENT, CHIEF
EXECUTIVE OFFICER AND DIRECTOR

LAKE FOREST, Illinois – October 31, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced that on October 28, 2005, its Board of Directors unanimously appointed Guillermo A. Herrera, 52, as the Company’s President and Chief Executive Officer.  Mr. Herrera was also elected to the Company’s Board of Directors.  Mr. Herrera’s appointments were effective immediately.  He will participate in the Company’s regularly-scheduled third quarter 2005 conference call at 11:00 a.m. EST on Tuesday, November 1, 2005.

Mr. Herrera spent 24 years at Abbott Laboratories (NYSE: ABT).  During his long and distinguished career, he most recently served as Senior Vice President, International Operations and President of Abbott International.  In 2004, Mr. Herrera joined Rosetta Partners LLC, a biotechnology investment management company, as the Partner and Principal in charge of Rosetta’s private equity division.

“We are very pleased to have Guillermo Herrera join NeoPharm,” said Frank C. Becker, NeoPharm’s Chairman of the Board of Directors.  “He is an accomplished pharmaceutical industry executive and a proven leader.  He brings to NeoPharm a demonstrated track record in drug development, approval, and commercialization.  He is exceptionally qualified to lead NeoPharm and help to advance the commercialization of the products under development in our drug portfolio.”  The search committee of the Board of Directors was comprised of directors Paul Freiman, Erick Hanson, and John Kapoor.

“I am enthused about joining NeoPharm,” said Guillermo Herrera.  “The Company has a strong product portfolio.  I am particularly excited about the Company’s lead drug candidates under development: cintredekin besudotox, which is currently in a pivotal Phase III clinical trial to confirm its potential to help patients suffering from glioblastoma multiforme, the most aggressive form of brain cancer; LEP-ETU, which, as previously announced by the Company, has been determined to be bioequivalent to Taxol®; and LE-SN38, for which the Company expects to begin enrolling patients in a Phase II study for colorectal cancer in the near future.  I am looking forward to working with NeoPharm’s board, management team, and employees, as well as its other constituencies, including business partners and clinical trial investigators, to further advance our product portfolio and achieve both medical and commercial success.”

“The Board would also like to thank Ronald G. Eidell for his accomplishments as interim President and CEO over the last eight months,” continued Becker. “We are pleased that Ron will

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continue to serve as a director of the Company and will rejoin the Audit Committee where he will serve as that Committee’s financial expert.  Ron will work with Guillermo to help effect a smooth transition of responsibilities and to ensure a continuing focus on the Company’s ongoing programs and initiatives.”

About Guillermo A. Herrera

Herrera spent 24 years at Abbot Laboratories (NYSE: ABT), most recently serving as Senior Vice President, International Operations and President of Abbott International.  In this role, Mr. Herrera was accountable for International Commercial Operations reporting to the Chief Operating Officer of the Pharmaceutical Product Group (PPG).  Mr. Herrera participated in the development of the long-term PPG strategy and served as a member of the Pharmaceutical Executive Committee.  He was responsible for Abbott’s sales and marketing of pharmaceutical, nutritional and hospital products in markets outside the US.  Among his accomplishments in this role were the successful launch of Humira® (Abbott’s monoclonal antibody for rheumatoid arthritis) in Europe, and the successful completion of the integration of Knoll Pharmaceuticals, a former unit of BASF, into Abbott operations.  In 2004, Mr. Herrera left Abbott and joined Rosetta Partners LLC to serve as the Partner and Principal in charge of the private equity division.  Rosetta Partners LLC is a privately-held biotechnology investment management company consisting of two principal funds, a hedge fund focused on biotech, publicly traded, second/third tier corporations, and a Private Equity fund focused in biotechnology start-ups, angel rounds, financing, and venture capital management.  Mr. Herrera received a BA in Industrial Economics from the Universidad del Valle, Colombia, and his MBA from the Kellogg Graduate School of Management at Northwestern University.  Mr. Herrera is on the Board of Directors of the Lake Forest Graduate School of Management and ConjuGon, Inc., a privately held biotechnology company.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the PRECISE trial and other clinical studies involving cintredekin besudotox, future patient enrollment in the Company’s current and planned clinical trials, including PRECISE, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, obtaining regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  uncertainty regarding the availability of third party production capacity, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,  the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, cintredekin besudotox,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.